Exhibit 17.1

ROBERT D. GERINGER

July 15, 2009

Via-Email

Kirby Cochran,

CEO

1284 W. Flint Meadow Drive

Suite D

Kaysville, UT 84037

Re:  Resignation

Dear Kirby:

This letter is to inform you that I hereby resignation [sic] from the Board of Directors and as President/COO of Castle Arch and any offices of affiliated companies effective immediately.

If you have any questions, please do not hesitate to communicate with the undersigned.

Very truly yours,

/s/ Robert D. Geringer

ROBERT D. GERINGER

9595 Wilshire Boulevard, Suite 1000, Beverly Hills, CA, 90212-2510, Telephone: (310) 656-8710 Fax: (310) 656-8715